Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Registration No. 333-224559) on Form S-8 of CapStar Financial Holdings, Inc. of our report dated June 26, 2020, relating to our audit of the statement of net assets available for benefits of the CapStar Bank 401(k) Profit Sharing Plan as of December 31, 2019, which report appears in this Annual Report on Form 11-K of the CapStar Bank 401(k) Profit Sharing Plan for the year ended December 31, 2020.

/s/ BKD, LLP

Evansville, Indiana

June 28, 2021